Exhibit 10.1

EXCLUSIVE LICENSE AGREEMENT

This Agreement is entered into by and between GDT TEK, Inc., whose principal place of business is located at 2816 E. Robinson St., Orlando, Florida  (hereinafter "LICENSOR"), and Steriwave Hungary Ltd, whose principal place of business is located at 150-152 Fenchurch St. London EC3M 6BB, (hereinafter "LICENSEE").

WHEREAS, LICENSOR has all the right, titles, and interest in technology that converts heat and or waste heat into electricity and

WHEREAS, LICENSEE desires to secure the exclusive rights to market, distribute and deploy that technology to the following European Countries:  Italy, Spain, Romania, Slovakia, the UK, and

WHEREAS, Steriwave Hungary Ltd will provide funding for the waste heat to electricity projects and from the gross profit 70% will be paid to Steriwave Hungary LTD and 30% to GDT TEK INC., until the principle investment is paid back.  The Gross Profit will then be split with 50% going to Steriwave Hungary LTD and 50% going to GDT TEK, INC.

Adjustments to the percentages, it is agreed that the gross profit split percentages may be adjusted if mutually agreed to by both parties.

The Term will be for 18 Months from the date of execution of this agreement, and it will be automatically renewable for an additional 15 years upon funding of the first European electricity generating project obtained by Steriwave Hungary, LTD   utilizing GDT TEK Inc., technology.

NOTE: In Italy and Spain GDT TEK, Inc. has approximately 10 projects that were established prior to this agreement which GDT TEK, Inc. will make available to the LICENSEE for funding purposes. If LICENSEE chooses not to fund said projects the GDT TEK, has the right to seek alternative funding sources for those projects.

TERRITORIES OF EXCLUSIVITY are as follows:  Italy, Spain, Romania, Slovakia, and the United Kingdom.

NOW, THEREFORE, in consideration of the mutual covenants and premises hereinafter set forth and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

A.	Steriwave Hungary LTD will seek Electrical Power Purchase Agreements exclusively within the 5 countries listed above.
B.
Once an Electrical Power Purchase Agreement (PPA) is obtained GDT TEK, Inc., through its subsidiary RTR LLC will provide the technological information which will outline the equipment needed to be deployed in order to fulfill the PPA.

C.	Steriwave will obtain the funds necessary to build the units designed by GDT TEK, Inc., subsidiary RTR LLC.
D.
Once deployed, the profit split will be based on the gross profit, with 70% going to Steriwave Hungary LTD and 30% to GDT TEK INC., until the principle investment is paid back in its entirety. The Gross Profit will then be split with 50% going to Steriwave Hungary LTD and 50% going to GDT TEK, INC.

1. DEFINITIONS. For purposes hereof:

(a)	"TERRITORY" shall mean territories: Countries of Italy, Spain, Romania, Slovakia, and the United Kingdom

(b)	Governing Law: This Agreement shall be interpreted and construed according to, and governed by, the laws of the State of Florida in the United States of America.

2. GRANT OF LICENSE. Subject to the terms and conditions of this Agreement, LICENSOR hereby:

(a)
Grants to LICENSEE the exclusive license to use, market, distribute and deploy to the exclusion of others, including the LICENSOR within the following territories: Italy, Spain, Romania, Slovakia, and the United Kingdom.

(b)
LICENSOR further agrees to appoint LICENSEE as the exclusive representative for the TERRITORY for 18 months with an additional period of 15 years, once the first deployment occurs before the expiration of the initial Licensing Term.

3. PAYMENTS.

Payments made to LICENSOR will be based on the gross profit, with 70% going to Steriwave Hungary LTD and 30% to GDT TEK INC., until the principle investment is paid back.  The Gross Profit will then be split with 50% going to Steriwave Hungary LTD and 50% going to GDT TEK, INC.

4. PATENTS, TRADEMARKS, COPYRIGHTS, AND PROTECTION.

LICENSOR may file or cause to be filed with and prosecuted at its own expense, such patent, trademark or copyright applications at its sole discretion, shall be deemed reasonably necessary to protect the rights granted to LICENSEE pursuant to this Agreement.

5. FOREIGN PATENTS, TRADEMARKS, COPYRIGHTS AND PROTECTION.

(a) LICENSOR may file or cause to be filed with and prosecuted before foreign patent, trademark or copyright offices at its own expense, and such foreign applications at its sole discretion, shall be deemed reasonably necessary to protect the rights granted to LICENSEE pursuant to this Agreement

(b) If LICENSOR determines, in its sole discretion, that foreign applications should be filed in foreign countries, other than those which LICENSEE shall identify, LICENSOR shall have the right to file or cause to be filed, at its expense, applications in such foreign countries after notifying LICENSEE in writing of its intent to do so.

6. WARRANTIES.

The parties warrant and represent to each other that each has the right to enter into this Agreement with the other. LICENSOR specifically warrants and represents that it is the owner of all right, title and interest in the technology and is not aware of any rights of a third party (including patent, trademark or copyrights) that would be infringed by LICENSEE'S marketing, distributing and or deploying as required by a PPA agreement.

7. RECORDS AND INSPECTION.

(a) Both parties agree to keep and maintain suitable quarterly business records, in accordance with generally accepted accounting practices, including, but not limited to monies received and dates of invoicing.

(b) Both parties shall permit, during regular business hours and at the requesting party's expense, upon five (5) days prior, written notice to the other party, but not more than quarterly in any calendar year, the other or a firm of certified public accountants selected by the requesting party, to examine and take abstracts from relevant records of the other to such extent as may be reasonably necessary to determine compliance with this Agreement including the proper amount of percentages to be paid. Both parties shall only be required to keep such relevant records for five (5) years.

9. TERM AND TERMINATION.

This Agreement shall continue in full force and effect for 18 months or unless extended as per section 2 (b) and or otherwise terminated by mutual written consent of each party.

10. CONTINUED PRODUCT DEVELOPMENT AND SUPPORT.

LICENSOR shall provide comprehensive product support to LICENSEE.  LICENSOR shall make available to LICENSEE any upgrade and/or improvements in the technology when it is ready for deployment.

11. GENERAL PROVISIONS.

(a) The terms of this Agreement may be modified, in writing only, by the mutual consent of each party. This Agreement shall not convey any of LICENSOR'S ownership rights to any patents and/or proprietary technology to LICENSEE.  LICENSOR shall retain all ownership rights of the deployed equipment.

(b) The parties agree that they shall carry out their obligations and duties under this Agreement with due diligence and in a timely fashion.  Neither party shall be liable to the other for any loss, injury, delay, damages, or other casualties suffered or incurred by the other party due to strike, irregular industrial accident short of strike, riots, fires, storms, explosions, acts of God, war, supervening legislation, governmental or other regulations and directives, or any other similar cause beyond the reasonable control of either party, and any failure or delay by either party in performance of any of its obligations hereunder due to any of the foregoing causes shall not be considered a breach of this Agreement.  No waiver of a breach of any term or provision of this Agreement shall be construed or operate as a waiver of any other breach of the terms or provisions of this Agreement.

(c) This Agreement shall be governed and construed in accordance with the laws of the State of Florida, USA, and any action seeking to enforce the terms and conditions of this Agreement or any claim for damages arising from a material breach of this Agreement shall be filed in a court of competent jurisdiction in Orange County, Florida, USA only.  If either party shall invoke legal proceedings, of any nature, to enforce the terms and conditions of this Agreement, or to impose a claim of damages against a breaching party, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs, whether a lawsuit is instituted or not.  The parties agree that the jurisdiction and venue are vested solely in the courts of Orange County, Florida, and waive any other jurisdiction and venue to which they may have otherwise been entitled including by citizenship or domicile; and the parties agree and understand that LICENSEE would not have entered into this agreement without this material provision.

(d) All notices required to be sent under the terms of this Agreement, including all reports and payments, shall be sent by registered mail, return receipt requested, and any and all legal papers, including but not limited to service of process, shall be directed to the respective parties at the addresses set forth below unless notice of address change is given in writing.

(e) This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

(f) This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

(g) This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

(h) The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

(i) Nothing herein shall be construed to be to the benefit of any third party, and nothing shall be construed herein to be considered a partnership or joint venture or employment between the parties.

(j) If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have agreed and set their hands by proper persons duly authorized to become effective upon the date of the last party to sign.

GDT TEK, Inc.
LICENSOR:

BY: /s/ Albert Reda                                                         DATE:  29 April 2011
Signature of Authorized Signatory of Licensor
Name: Albert Reda
Title: CEO
Address: 2816 E. Robinson St.
  Orlando, Florida 32803

LICENSEE:

BY: /s/ A. J. Eyre                                                                DATE: 29-04-2011
Steriwave Hungary LTD
Signature of Authorized Signatory of Licensee
Print Name: Adrian J. Eyre
Title: Company Authorized Signatory Steriwave Hungary LTD
Address: Airport House 18-23
  Croydon Surrey CR OXY UK